EXHIBIT 99.1

                          THE CHALONE WINE GROUP, LTD.

                        2003 EMPLOYEE STOCK PURCHASE PLAN


         This EMPLOYEE STOCK PURCHASE PLAN (the "Plan"), adopted by the Board of Directors of THE CHALONE WINE GROUP, LTD., a California corporation (the "Company"), effective January 1, 2003 (the "Effective Date"), and approved by the Company's shareholders May 29, 2003.

         1. PURPOSE. The purpose of the Plan is to enable the Company to attract, retain, and stimulate employees of the Company, to devote themselves to the greater success and prosperity by the equity-acquisition incentives provided herein. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

         2. DEFINITIONS. As used herein, the following definitions shall apply:

(a) "Administrator" shall mean the Company's Board of Directors, exclusive of any director who is a participant or is eligible to be a participant in the Plan.

(b)   "Board" shall man the Board of Directors of The Chalone Wine Group,
         Ltd., except when referring to the "Administrator," where it shall mean the diminished board as defined above.

(c)   "Code" shall mean the Internal Revenue Code of 1986.

(d) "Compensation" shall mean the annual base rate of pay of a Participant, determined in accordance with nondiscriminatory rules adopted by the Board of Directors, including commissions, but excluding bonuses, income with respect to stock options or other stock purchases, moving expense reimbursements, shift differentials, or any pay for work outside the regular work schedule.

(e) "Determination Date" shall mean either (i) the Offering Commencement Date (or the date of entry as a Participant in the Plan for later-enrolling or re-enrolling employees), or (ii) the last day of each Interim Offering Period.

(f) "Eligible Employee" shall mean any regular employee of the Company whose date of hire was at lest one year prior to the commencement of an Offering Period or an Interim Offering Period and who is customarily employed for more than 20 hours per week and five (5) months per year in any calendar year.

(g) "Fair Market Value" of a share of Stock shall mean the closing price of the Stock as quoted in the NASDAQ National Marketing System on the Determination Date. In the event the Stock is not traded on the date as of which the Fair Market Value is to be determined, Fair Market Value shall be determined as of the next preceding date on which the Stock is traded.

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(h)   "Interim Offering Period" shall, unless the Administrator has otherwise determined, mean each three-month period during and within an Offering Period.

(i)   "Offering Commencement Date" shall mean the first day of each Offering
         Period.

(j) "Offering Period" shall, unless the Administrator has established a shorter period, mean a 27-month period during which contributions for the purchase of Stock under the Plan may be made.

(k) "Option" shall mean the right of a Participant to purchase Stock during the applicable Offering Period.

(l) "Participant" shall mean an Eligible Employee who elects to participate in the Plan.

(m) "Plan Account" shall mean the account established for each Participant pursuant to the Plan.

(n) "Purchase Price" shall mean the price at which Participants may purchase Stock as determined pursuant to the Plan, as set forth in
         Section 5(d).

(o)   "Stock" shall mean the no par value common stock of the Company.

(p) "Subsidiary" shall mean a corporation, a majority of whose voting shares are owned by the Company.

         3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board, as heretofore defined. The Board may however delegate essentially ministerial functions of the administration, and references hereinafter to the "Administrator" with respect to such functions may refer either to the Board or to its delegee. The interpretation of or construction of the Administrator shall be conclusive and binding on all persons.

         4. NUMBER OF SHARES TO BE OFFERED. The maximum aggregate number of shares which shall be offered under the Plan, for the period commencing February 26, 2003 and concluding January 31, 2008, shall be 50,000 shares of Stock, subject to adjustment as set forth in Section 10. In the event that any Option granted under the Plan expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option shall again be subject to an Option under the Plan.

         5.    ELIGIBILITY AND PARTICIPATION.

(a) INITIAL PARTICIPATION. An Eligible Employee may become a Participant on the Offering Commencement Date by delivering to the Company's payroll office an enrollment form, authorizing payroll deductions as hereinafter et forth, within such time as the Administrator shall determine; absent a contrary determination by the Administrator such forms shall be submitted not less than ten (10) days prior to the Offering Commencement Date. An Eligible Employee who did not enroll in the Plan at the Offering Commencement Date, or a person who becomes an Eligible Employee after an Offering Commencement Date, may enroll in the Plan for the remainder of the Offering Period as of the beginning

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         of the next Interim Offering Period, by submitting an enrollment form prior to the commencement date of such Interim Offering Period.

(b) CONTINUED PARTICIPATION. A Participant shall automatically participate in each successive Offering Period (including Interim Offering Periods) until such time as such Participant withdraws from the Plan as set forth below. A Participant is not required to file any additional enrollment forms for subsequent Offering Periods in order to continue participation in the Plan.

(c) PAYROLL DEDUCTION. The Participant shall designate on the enrollment form the percentage of Compensation which he or she elects to have withheld for the purchase of Stock pursuant to the Plan, which percentage may be any percent up to 10% of the Participant's Compensation. A Participant may reduce (but not increase) the rate of payroll withholding during an Offering Period by filing an amended enrollment form with the Administrator at the Company's payroll office at any time prior to the last day of any Interim Offering Period for which such change is to be effective; provided, however, that the Administrator may limit the number of such changes that may be made in any Offering Period. A Participant may increase or decrease the rate of payroll deduction for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions within such time as the Administrator shall determine; absent a contrary determination by the Administrator that time shall be at least ten (10) days prior to the Offering Commencement Date for such subsequent Offering Period.

         By enrolling in the Plan, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Stock which can be purchased with the amount of the Participant's Compensation which is withheld during and at the end of the Offering Period.

(d) PURCHASE PRICE. The Purchase Price for each share of Stock to be purchased under the Plan shall be eighty-five percent (85%) of the Fair Market Value of such share on either (i) the Offering Commencement Date (or the date of entry as a Participant in the Plan for later-enrolling or re-enrolling employees) or (ii) the last day of each Interim Offering Period, whichever is less.

(e) CONTRIBUTIONS. The Purchase Price of the Stock shall be accumulated by payroll deductions throughout the Offering Period, which shall be applied automatically to purchase Stock at the Purchase Price at the end of each Interim Offering Period. Payroll deductions shall commence on the first payday following the Offering Commencement Date (or, in the case of a later-enrolling or re-enrolling employee, on the first payday following the commencement of the applicable Interim Offering Period) and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(f) EFFECT OF LEAVE OF ABSENCE. During a Company-approved leave of absence on diminished (or no) compensation, a Participant may, for such period as the Board shall deem reasonable (which in no event shall be for a period longer than ninety (90) days unless the Participant's reemployment rights after the leave of absence are guaranteed by law), continue as a Participant in the Plan, at his or her previous level of participation, by making cash payments to the Company on his or her normal paydays in an amount equal to the difference between the amount

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         of his or her regular payroll deductions taken while regularly employed by the Company and the amount of the payroll deduction taken while on such leave of absence. Failure to pay any installment within ten (10) days after the payday on which it is due shall be treated as an election by the Participant to reduce his or her participation in the Plan to the reduced level represented by the payroll deductions then in effect or, if there are none then being taken, as an election to withdraw from the Plan.

(g) PURCHASE OF STOCK. The Company will maintain a Plan Account on its books in the name of each Participant. On each payday the amount deducted from the Participant's Compensation will be credited to the Participant's Plan Account. No interest shall accrue on any such payroll deductions. As of the last day of each Interim Offering Period the amount then in the Participant's Plan Account will be divided by the Purchase Price and the amounts in the Participant's Plan Account shall be used to purchase the number of whole shares of Stock which result. Share certificates representing the number of shares of Stock so purchased shall be issued and delivered to the Participant as soon as reasonably practicable after the close of each Interim Offering Period. Any amount remaining in the Participant's Plan Account at the end of an Interim Offering Period (other than the final Interim Offering Period of an Offering Period), after deducting the amount of the Purchase Price for the number of whole shares issued to the Participant, shall be retained in the Plan Account for use in the next Interim Offering Period. Any amount remaining in the Participant's Plan Account at the end of an Offering Period, after deducting the amount of the Purchase Price for the number of whole shares to be issued to the Participant, shall be refunded to the Participant, in cash, without interest.

(h) WITHDRAWAL; RE-ENTRY. A Participant may elect to withdraw from participation in the Plan at any time up to the last day of an Interim Offering Period by filing the prescribed form with the Administrator or the Company's payroll office. At the time of withdrawal the amount then credited to the Participant's Plan Account (and not previously applied to the purchase of Stock) will be refunded to the Participant, in cash, without interest, and the Participant's participation in the Plan shall forthwith terminate. A Participant who voluntarily elects to withdraw from the Plan may not resume participation in the Plan until after the expiration of one complete Interim Offering Period, or, for Participants who are persons subject to Section 16 of the Securities and Exchange Act of 1934, two complete Interim Offering Periods (six
         (6) months); re-enrollment shall e made in the same manner as set forth in subsection (a) of this Section 5 for initial participation in the Plan.

(i) PRO RATA ALLOCATION. In the event that the aggregate number of shares of Stock which all Participants elect to purchase during a Interim Offering Period shall exceed the number of shares remaining available for issuance under the Plan, the number of shares to which each Participant shall become entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the sum of the number of shares the Participant has elected to purchase and the denominator of which is the sum of the number of shares which all Participants have elected to purchase.

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6.    EFFECT OF TERMINATION OF EMPLOYMENT: LOSS OF ELIGIBILITY. Termination
         of a Participant's employment for any reason, including retirement, disability, or death, or the failure of a Participant to remain an Eligible Employee, shall be treated as a withdrawal under the Plan. In the event of a Participant's death, a refund of sums then remaining in the Participant's Plan Account shall be paid, in cash, without interest, to the representative of the Participant's estate. A Participant deemed to have withdrawn under this Section 6 for a reason other than death may elect to have the sum then remaining in his or her Plan Account retained in the Plan until the end of the Interim Offering Period then in progress (provided that it will occur within three (3) months of the date of the withdrawing Participant's termination of employment) for the purchase of Stock at the end of that Interim Offering Period. After deducting the amount of the Purchase rice for the number of whole shares to be issued to the Participant, any amount remaining in the Participant's Plan Account shall be refunded to the Participant, in cash, without interest, and the withdrawn Participant's participation in the Plan shall terminate. A transfer by a Participant from the Company to a Subsidiary, from one Subsidiary to another, or from a Subsidiary to the Company shall not be treated as a termination of employment, for purposes of the Plan.

7. LIMITATION ON STOCK OWNERSHIP. Notwithstanding any provision herein to the contrary, no employee shall be granted an Option to purchase Stock pursuant to Section 5: (i) if such employee, immediately after electing to purchase such Stock, would own Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company, or
         (ii) if the rights of the employee to purchase Stock under this and all other qualified employee stock purchase plans of the Company (or any Parent or Subsidiary of the Company) would accrue (become exercisable) at a rate that exceeds $25,000 of fair market value of such Stock, determined at the time such right is granted, for each calendar year for which such purchase right is outstanding at any time. For purposes of the percentage limitation of the first limitation of this Section 7, ownership of Stock shall be determined by the attribution rules of
         Section 425(d) of the Code, and Participants shall be considered to own any Stock which the Participant may purchase under outstanding Options.

8. OPTIONS NOT TRANSFERABLE. The rights or interests of any Participant in the Plan, or in any Option granted under the Plan, or in any Stock purchase to be made pursuant to the Plan, shall not be transferable, whether voluntarily or involuntarily, and Options may be exercised and Stock purchased only by the Participant. Notwithstanding the foregoing, consonant with provisions of Section 425(c) (2) of the code and with the approval of the Administrator, Stock may be acquired, under the Plan, by the Participant in joint tenancy with another. If the Participant shall in any manner attempt to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as herein permitted, such act shall be treated as a withdrawal from the Plan.

9.    TAX TREATMENT OF PURCHASED SHARES; SHORT-SWING EXPOSURE; HOLDING
         PERIODS. Section 423(a) of the Code specifies that stock purchased under an employee stock purchase plan such as this Plan must be held by the Participant for: (i) two (2) years after enrollment in the Plan; and (ii) one (1) year after the actual stock purchase. Any disposition of Stock acquired under the Plan within the foregoing holding periods may result in the loss of certain tax advantages to the concerned Participant. Additionally, any disposition of Stock acquired under the Plan, by a Participant who is a person subject to Section 16 of the Securities Exchange Act of 1934, within six (6) months following the

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         acquisition thereof will presumptively be subject to short-swing liability pursuant to Section 16(b) of said Act.

         10. ADJUSTMENTS ON CHANGES IN CAPITALIZATION, MERGER, LIQUIDATION. In the event of changes in the Company's Stock by reason of stock dividends, stock splits, reverse stock splits, combinations, reclassifications, or recapitalization thereof, or as a result of merger, consolidation, reorganization, or liquidation of or involving the Company, the Board shall make appropriate adjustments in the number and class of shares of Stock then subject to the Plan, the number and class of shares of Stock which a Participant will be entitled to receive upon exercise of any outstanding Option, and the price which the Participant shall be required to pay therefor.

         In the event of any merger or consolidation of the Company (except with one or its direct or indirect Subsidiaries) or any acquisition of eighty percent (80%) or more of the Company's assets or Stock, the Board may provide for the substitution of new Options for any Options then outstanding under the Plan, or for the assumption by the Company's successor of any such outstanding Options (so long as such substitutions or assumptions are in compliance with the rules regarding substitutions and assumptions of stock options set forth in Section 425(a) of the Code), or for the acceleration of the expiration date of outstanding Options to a date not sooner than ten (10) days after notice to the Participant. Such provisions for the substitution of new Options, the assumption of outstanding Options, or the acceleration o the expiration date shall be binding on the holders of the Options. The determination of the Board as to what adjustment shall be made under this Section shall be binding and conclusive.

         11. NON-ASSURANCE OF EMPLOYMENT. Nothing in the Plan shall be construed to confer on any Participant any right to continue in the employ of the Company, or any Subsidiary, or to limit in any respect the right of the Company, or Subsidiary, to terminate such employment at any time.

         12. RIGHTS AS A SHAREHOLDER. A Participant shall have no rights as a shareholder with respect to any shares of Stock he or she may have a right to purchase under the Plan until the date of issuance of a stock certificate to such Participant for share issued pursuant to the Plan.

         13. NON-LIABILITY. Neither the Company nor the Board nor the Administrator-delegee, nor any member of the Board or the Administrator, shall be liable for any action or determination made in good faith with respect to the Plan, any interpretation thereof or amendment thereto, or any Option granted under it, nor if, notwithstanding the good faith efforts of the foregoing, it is determined for any reason, by the Internal Revenue Service or a court of competent jurisdiction, that any Option granted hereunder, intended to qualify under Section 423 of the code, does not qualify.

         14. TAX WITHHOLDING. To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied.

         15. AMENDMENT OR TERMINATION OF THE PLAN. The Board shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no Participant's then existing right to purchase Stock, to the

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date of such termination, shall be adversely affected thereby; and provided further that no amendment to the Plan shall be effective unless such amendment is approved by a vote of the holders of a majority of the outstanding shares of Common Stock of the Company represented and voting at a duly called meeting of shareholders held within twelve (12) months before or after the date upon which such action is taken by the Board, if such amendment would:

(a) Increase the aggregate number of shares of Stock to be issued under the Plan (except as set forth in Section 10);

(b) Materially modify the requirements for eligibility to participate in the Plan;

(c)   Extend the term of the Plan;

(d) Alter the Purchase Price formula so as to reduce the price for shares of Stock to be purchased under the Plan;

(e) Otherwise materially increase the benefits accruing to Participants under the Plan; or

(f) Knowingly cause the Plan to fail to meet the requirements of an "employed stock purchase plan" under Section 423 of the Code.

         The Plan shall terminate on January 31, 2008, if it has not been earlier terminated (or extended) pursuant to this Section 14.

         16. EFFECTIVENESS. The effective date of this Plan was February 26, 2003, which was the date of its adoption by the Company's Board of Directors, following which shareholder approval was duly obtained.